UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2024

HEARTCORE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41272	87-0913420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan

(Address of principal executive offices)

+81-3-6409-6966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HTCR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 26, 2023, HeartCore Enterprises, Inc. (the “Company”) received written notice (the “Bid Price Notice”) from the Nasdaq Listing Qualification Department (the “Nasdaq Staff”) indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market. The notification of noncompliance had no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “HTCR,” and the Company continued to monitor the closing bid price of its common stock and evaluate its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, as of October 26, 2023, based upon the closing bid price for the then-last 30 consecutive business days, the Company no longer met this requirement. The Bid Price Notice indicated that the Company would be provided 180 calendar days, or until April 23, 2024, in which to regain compliance. If at any time during this period the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff would provide the Company with written confirmation of compliance and the matter will be closed.

Alternatively, if the Company failed to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but met the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provided written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

Also as previously disclosed, on April 24, 2024, the Company received written notice (the “April 2024 Nasdaq Letter”) from the Nasdaq Staff indicating that although the Company was not in compliance with the Minimum Bid Price Requirement, the Nasdaq Staff determined that the Company was eligible for an additional 180 calendar day period, or until October 21, 2024, to regain compliance. The Nasdaq Staff indicated that its determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all of the other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effectuating a reverse stock split, if necessary. Accordingly, there was no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “HTCR.”

If at any time between April 24, 2024 and October 21, 2024, the closing bid price of the Company’s common stock was at least $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff would provide the Company with written confirmation of compliance and the matter would be closed.

On October 22, 2024, the Company received written notice (the “October 2024 Nasdaq Notice”) from the Nasdaq Staff indicating that the Company was not in compliance with the Minimum Bid Price Requirement. Pursuant to the October 2024 Nasdaq Notice, unless the Company requests an appeal of the determination to delist the Company’s common stock by October 29, 2024, trading of the Company’s common stock will be suspended at the opening of business on October 31, 2024, and a Form 25-NSE will be filed with the SEC which will remove the Company’s securities from listing and registration on Nasdaq. The Company intends to timely appeal the determination. The hearing request, when submitted, will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement, even if it maintains compliance with the other listing requirements. The Company is considering actions that it may take in response to the Nasdaq notifications in order to regain compliance with the continued listing requirements, but no decisions regarding a response have been made at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTCORE ENTERPRISES, INC.

Dated: October 28, 2024	By:	/s/ Sumitaka Yamamoto
	Name:	Sumitaka Yamamoto
	Title:	Chief Executive Officer